                                                               EXHIBIT 2.4



                         AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger is made as of the 19th day of March, 2001 by and among (i) MetaContent, Inc., a Delaware corporation
("MetaContent"), (ii) Apache Medical Systems, Inc., a Delaware corporation ("Apache"), and (iii) APACHE MetaContent Acquisition, Inc., a Delaware corporation which is a wholly-owned subsidiary of Apache ("Newco").

WHEREAS, the Boards of Directors of MetaContent and Apache deem it in the best interests of MetaContent and Apache and their respective shareholders that MetaContent and Apache combine their businesses and operations in a transaction pursuant to which Apache will acquire MetaContent by the merger of Newco with and into MetaContent upon the terms, and subject to the conditions, set forth herein;

WHEREAS, the issued and outstanding share capital of Apache currently consists of 7,466,966 shares of common stock, $0.01 par value ("Apache Common Stock"); and

WHEREAS, the issued and outstanding capital stock of MetaContent consists of 1,000 shares of common stock, par value $0.01 per share (the "MetaContent Common Stock"), which shares are owned by the shareholders whose names appear on Exhibit A hereto (the "MetaContent Holders").

NOW, THEREFORE, the parties hereto hereby agree as follows, with capitalized terms not previously defined being defined herein in Section 7.12.


                                  ARTICLE I

                                  THE MERGER

               Section 1.01  The Merger.

               (a) At the Effective Time (as defined in Section 1.01(c)), Newco shall be merged (the "Merger") with and into MetaContent in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), whereupon the separate existence of Newco will cease, and MetaContent shall be the surviving corporation (the "Surviving Corporation").

               (b) The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction of the conditions set forth in Article V, at the offices of Dreier & Baritz LLP, 499 Park Avenue,



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New York, New York 10022, unless the parties agree in writing to another time, date or place.

               (c) Upon the Closing, MetaContent and Newco will file articles of merger with the Secretary of State of the State of the Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger will become effective at such time as the articles of merger are filed with the Secretary of State of the State of Delaware, or at such later time, if any, as is specified in the articles of merger (the "Effective Time").

               (d) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of MetaContent and Newco, all as provided under the DGCL.

               Section 1.02 Merger Consideration and Effect. At the Effective Time:

               (a) All of the shares of MetaContent Common Stock issued and outstanding immediately prior to the Effective Time held by the MetaContent Holders shall be exchanged with Newco for, in the aggregate, (i) one million (1,000,000) fully paid, nonassessable shares of Apache Common Stock (the "Stock Consideration") plus (ii) warrants to purchase one million (1,000,000) shares of Apache Common Stock, with an exercise price of $0.50 per share, in the form of the warrant attached hereto as Exhibit B (the "Warrants"). Such Stock Consideration and Warrants shall be allocated among the MetaContent Holders based on the percentages set forth in Exhibit A.

               (b) All shares of MetaContent Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon automatically be canceled and retired and shall cease to exist except as otherwise provided herein or by law.

               (c) All outstanding options for the purchase of MetaContent capital stock shall terminate and the provisions in, or rights under, any plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of MetaContent, and any such plan, program or arrangement shall be terminated.

               (d) Each issued and outstanding share of the capital stock of Newco shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               Section 1.03 Exchange of Certificates. At the Effective Time, Apache shall deliver to the MetaContent Holders certificates representing the Stock Consideration and the Warrants issuable pursuant to Section 1.02 and allocated among the MetaContent Holders as set forth in Exhibit A in exchange for certificates representing the MetaContent Common Stock which thereupon shall be marked as, and be deemed to be,


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


cancelled. In lieu of any fractional share of Stock Consideration or shares of Apache Common Stock underlying the Warrants, Apache shall pay to each former stockholder of MetaContent who otherwise would be entitled to receive a fraction of a share of Apache Common Stock or the right to purchase a fraction of a share of Apache Common Stock an amount in cash based on the average market price for Apache Common Stock during the ten (10) consecutive trading days preceding the date of the Closing.

               Section 1.04 Dissenting Shares. If any holder of shares of MetaContent Common Stock shall be entitled to be paid the "fair value" of his shares, as provided in Section 262 of the DGCL, MetaContent shall give Apache notice thereof and Apache shall have the right to participate in all negotiations and proceedings with respect to any such demands. MetaContent shall not, except with the prior written consent of Apache, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

                Section 1.05 Stock Option Plans. As of the Effective Time, all existing Option Plans of MetaContent shall terminate and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by MetaContent of any interest in respect of the capital stock of MetaContent shall be canceled.

               Section 1.06 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Newco as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law. The Bylaws of Newco as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

               Section 1.07 Directors and Officers. (a)The directors of Newco at the Effective Time shall become the sole directors of the Surviving Corporation at the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

               (b) The officers of Newco at the Effective Time shall become the sole officers of the Surviving Corporation at the Effective Time and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.





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



                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF METACONTENT

               MetaContent represents and warrants to Apache and Newco as follows:

               Section 2.01 Corporate Existence and Power. MetaContent is a corporation duly incorporated, validly existing and subsisting under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted. MetaContent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

               Section 2.02 Corporate Authorization. The execution, delivery and performance by MetaContent of this Agreement and the consummation by MetaContent of the transactions contemplated hereby are within MetaContent's corporate powers and, except for the approval and adoption by MetaContent's shareholders of this Agreement and the Merger, have been duly authorized by all necessary corporate action on the part of MetaContent. This Agreement has been duly and validly executed and delivered by MetaContent and, assuming the due and valid authorization, execution and delivery of this Agreement by Apache and Newco, constitutes a valid and binding agreement of MetaContent, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of MetaContent has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval remains in effect. No other corporate proceedings or shareholder approvals on the part of MetaContent are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.

               Section 2.03 Authorization. The execution, delivery and performance by MetaContent of this Agreement and the consummation by MetaContent of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than the filing of the articles of merger as contemplated by Section 1.01(c). To the extent necessary, MetaContent has taken all action necessary to render the restrictions in Section 203 of the DGCL inapplicable to this Agreement and the Merger.

               Section 2.04 Non-contravention. The execution, delivery and performance by MetaContent of this Agreement and the consummation by MetaContent of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the certificate of incorporation or by-laws of MetaContent; (ii) contravene or conflict with or constitute a violation of any provision of any state or federal law, regulation,



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


judgment, injunction, order or decree, or, to the knowledge of MetaContent, any foreign law or regulation binding upon or applicable to MetaContent; (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any material agreement, contract, right or obligation of MetaContent or to a loss of any material benefit to which MetaContent is entitled, or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon MetaContent or any of its assets; or (iv) result in the creation or imposition of any Lien on any material asset of MetaContent.

               Section 2.05  Capitalization.

               (a) The authorized capital stock of MetaContent consists solely of 3,000 shares of MetaContent Common Stock. As of the date hereof, there are 1,000 shares of MetaContent Common Stock issued and outstanding and options to purchase an aggregate of 150 shares of MetaContent Common Stock (the "Options") issued and outstanding, all of which Options shall be terminated, unexercised, and of no force and effect as of the Effective Time.

               (b) All outstanding shares of MetaContent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 2.05, there are outstanding (i) no shares of capital stock or other voting securities of MetaContent, (ii) no securities of MetaContent convertible into or exchangeable for shares of capital stock or voting securities of MetaContent and (iii) no options or other rights to acquire from MetaContent, and no obligation of MetaContent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MetaContent. The securities described in Section 2.05(a) and Section 2.05(b) are referred to collectively as the " MetaContent Securities".

               (c) There are no outstanding contractual obligations of MetaContent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.


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



               Section 2.06 Financial Statements. MetaContent has provided Apache with unaudited financial statements for the period since MetaContent's inception (March 8, 2000) through the year ended December 31, 2000 and from the period from January 1, 2001 through February 28, 2001 (the "Financial Statements"). The Financial Statements fairly present the financial position of MetaContent as of the dates thereof and its statements of operations, shareholders' equity and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements have been prepared from the books and records of MetaContent maintained in the ordinary course of business and reflect and provide adequate reserves in respect of all known liabilities of MetaContent, including all known contingent liabilities, as of their respective dates.

               Section 2.07 Absence of Certain Changes or Events. Since February 28, 2001, there has not been: (i) any change in the business, operations or financial condition of MetaContent that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of MetaContent, or any repurchase, redemption or other acquisition by MetaContent of any outstanding shares of capital stock or other securities of, or other ownership interests in, MetaContent; (iii) any incurrence, assumption or guarantee by MetaContent of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or (iv) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of MetaContent that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               Section 2.08 Accounts Receivable. All accounts receivable of MetaContent that are reflected on the Financial Statements or the accounting records of MetaContent as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the actual knowledge of MetaContent, the Accounts Receivable arose solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, and are not subject to valid defenses, set-offs or counterclaims.

               Section 2.09 Compliance with Law. MetaContent and its officers, directors, agents and employees have complied with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, to MetaContent's actual knowledge all applicable foreign jurisdictions, all agencies and instrumentalities of the foregoing, and all national and international self-regulatory bodies and authorities, in respect of the conduct of MetaContent's business and ownership of its properties, except where such failure to comply would not have a Material Adverse Effect.





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


               Section 2.10 Litigation. There is no action, suit, claim, proceeding, inquiry or investigation pending or, to MetaContent's actual knowledge, threatened, against or affecting MetaContent, or the assets, properties or business of MetaContent, or relating to or involving the transactions contemplated by this Agreement, at law or in equity, or before or by any federal or state governmental department, commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Material Adverse Effect. MetaContent has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage that may have a Material Adverse Effect. MetaContent is not in default with respect to any order, writ, injunction or decree known to or served upon MetaContent. There is no pending action or suit brought by MetaContent against others.

               Section 2.11  Material Contracts.

               (a) Except as set forth on Schedule 2.11, MetaContent is not a party to any written or, to MetaContent's knowledge, oral:

                      (i) contract involving an income or expense in excess of $1,000 (on an annualized basis) or contract not made in the ordinary course of business;

                      (ii) consulting agreement or contract for the employment of any officer, employee or other person on a full-time, part-time or consulting basis;

                      (iii) agreement, mortgage, indenture, Lien, pledge agreement, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a Lien or security interest on, any assets or properties of MetaContent;

                      (iv) option, warrant or other contract for the purchase of any debt or equity security of any entity, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of MetaContent; or

                      (v) settlement agreement of any administrative or judicial proceedings within the past five years; or

                      (vi) intellectual property (including without limitation trademark) licensing agreement.

               (b) MetaContent is not in breach of or in default in any material respect under any provisions of the contracts, obligations or commitments set forth on Schedule 2.11 (collectively, the "Contracts"), and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.



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

               Section 2.12 Conduct of Business. Since February 28, 2001, MetaContent has preserved the business organization of MetaContent intact, kept available to MetaContent the services of all current officers and employees and preserved the goodwill of the suppliers, customers, employees and others whom as of February 28, 2001 were having business relations with MetaContent. Since February 28, 2001, MetaContent has conducted its business in the ordinary course, has maintained its assets and properties in at least as good order and condition as existed on February 28, 2001 (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct its business, and has not and will not have, through to the Closing
Date:

               (a) incurred any obligation or liability (absolute, accrued, contingent or other), except in the ordinary course of business;

               (b) discharged or satisfied any Lien or encumbrance, or paid or satisfied any obligation or liability (absolute, accrued, contingent or other), other than liabilities reflected on the most recent balance sheet included in the Financial Statement or incurred since February 28, 2001 in the ordinary course of business consistent with past practice;

               (c)    written down or written off any Accounts Receivable;

               (d) increased or established any reserve for taxes or other liabilities on its books or otherwise provided therefor, except for current taxes due in the ordinary course of business;

               (e) mortgaged, pledged or subjected to any Lien, charge or other encumbrance any of the assets or properties of MetaContent; except for leases and financing of equipment in the ordinary course of business;

               (f) sold, assigned or transferred any asset, property or business or canceled any debt or claim or waived any right, except sales of inventory and immaterial amounts of other assets in the ordinary course of business;

               (g) granted any increase in the compensation (including bonuses and deferred compensation) payable to any executive officer, director, or key employee of MetaContent, or granted any increase in compensation to any other employee of MetaContent in excess of five percent (5%);

               (h) made or authorized any capital expenditure for additions to plant and equipment of MetaContent in excess of $5,000 in the aggregate except as may have been necessary for ordinary repair, maintenance and replacement;

               (i) made or forgiven any loan to any shareholder or any relative or affiliate of any shareholder, or declared, set aside or paid to any shareholder any dividend



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or other distribution in respect of its capital stock, or redeemed or purchased any of its capital stock, or agreed to take any such action;

               (j) entered into or agreed to enter into any transaction with or for the benefit of any shareholder or any relative or affiliate of any shareholder other than the transactions contemplated by this Agreement;

               (k) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other security of MetaContent;

               (l) paid, incurred or made any commitments to pay or incur any default rate of interest, fees, costs or expenses of any nature whatsoever in connection with any credit or loan facilities extended to MetaContent.

               Section 2.13  Tax Matters.

               (a) MetaContent in a timely manner (including extensions) has filed and will file all returns and other reports required to be filed on or before the Effective Time by it under all federal, state, local and foreign tax laws to which it is subject, except to the extent that any failure to file would not have, individually or in the aggregate, a Material Adverse Effect. All such returns and reports are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such returns by applicable federal, state, local or foreign tax laws, regulations or rules. MetaContent has paid in full (including extensions) or set up an adequate reserve in respect of all material taxes for the periods covered by such returns. There are no representations or warranties being made with respect to: (i) the availability of net operating loss carry forwards for income tax purposes or other carry forwards which may apply for taxable periods after the Effective Time; or (ii) the income tax basis for any assets of MetaContent. With respect to any periods for which tax returns have not yet been required to be filed or for which taxes are not yet due and payable, MetaContent has incurred liability only for taxes in the ordinary course of its business and in the manner and at a level consistent with prior years.

                (b) MetaContent is not a party to any material tax sharing agreement or similar arrangement.

                (c) MetaContent is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

                (d)   MetaContent is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

               Section 2.14 Absence of Undisclosed Liabilities. MetaContent has no indebtedness or liability, whether accrued, fixed or contingent, other than (a) liabilities reflected in the most recent balance sheet included in the Financial Statements, and (b) liabilities incurred in the ordinary course of business of MetaContent (consistent with




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past practice in terms of both frequency and amount) subsequent to the date of such balance sheet.

               Section 2.16 Permits. MetaContent has all franchises, licenses, permits, certificates and other authorizations from federal, state, local or to MetaContent's actual knowledge foreign governments or governmental agencies, departments or bodies that are necessary for the conduct of their business and which, if not obtained, would, individually or in the aggregate, have a Material Adverse Effect.

               Section 2.17 Bank Accounts. Schedule 2.17 contains an accurate and complete list of:

               (a) the names and addresses of each bank in which MetaContent has an account;

               (b)    the account numbers of such accounts; and

               (c) the authorized signatories and amounts for such accounts.

               Section 2.18 Intellectual Property Matters. MetaContent is the owner of all right, title and interest in and to all intellectual property assets currently used by MetaContent and such intellectual property assets are all those necessary for the operation of MetaContent's business as currently conducted. To the knowledge of MetaContent, and to the extent that any of the following occurrences do not give rise to or produce, or are reasonably likely to give rise to or produce, a Material Adverse Effect, the conduct by MetaContent of its business does not infringe, misappropriate or otherwise conflict with the intellectual property rights of any other Person, and no part of MetaContent's intellectual property assets, nor the use thereof for their intended purposes, infringes or misappropriates any patent, trade secret, copyright, trademark, service mark or right of publicity or other intellectual property right of any other Person.

               Section 2.19 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

               Section 2.20 Employee. MetaContent has one employee, and believes its relations with its employee are good.



                                 ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF APACHE AND NEWCO


               Apache and Newco represent and warrant to MetaContent as follows:

               Section 3.01  Corporate Existence and Power.

               (a) Apache is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has and will have on the Closing Date all corporate power required to carry on its business as now conducted. Apache is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. Apache has delivered to MetaContent certified copies of its certificate of incorporation and by-laws as currently in effect, and delivered good standing certificates or certificates as to its qualification to do business as a foreign corporation, as the case may be.

               (b) Newco is a corporation duly incorporated, validly existing and subsisting under the laws of the State of Delaware and has all corporate power required to carry on its business as now conducted. Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Newco has delivered to MetaContent certified copies of Newco's certificate of incorporation and by-laws as currently in effect, and delivered good standing certificates or certificates as to its qualification to do business as a foreign corporation, as the case may be.

               Section 3.02 Corporate Authorization. The execution, delivery and performance by each of Apache and Newco of this Agreement and the consummation by Apache and Newco of the transactions contemplated hereby are within the corporate powers of each of Apache and Newco and have been duly authorized by all necessary corporate action on the part of Apache and Newco. This Agreement has been duly and validly executed and delivered by each of Apache and Newco and, assuming the due and valid authorization, execution and delivery of this Agreement by MetaContent, constitutes a valid and binding agreement of each of Apache and Newco, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of each of Apache and Newco, and Apache as the sole shareholder of Newco, have approved the Merger, this Agreement and the transactions contemplated hereby and such approval remains in effect. No other corporate proceedings or shareholder approvals on the part of Apache or Newco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.

               Section 3.03 Governmental Authorization. The execution, delivery and performance by each of Apache and Newco of this Agreement and the consummation by each of Apache and Newco of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than: (i) the filing of the



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articles of merger as contemplated by Section 1.01(c); (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended; and (iii) compliance with any applicable requirements under any contracts with a Governmental Entity to which Apache is a party. To the extent necessary, Apache has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the Merger.

               Section 3.04 Non-contravention. Assuming compliance with the matters referred to in Section 3.03, the execution, delivery and performance by each of Apache and Newco of this Agreement and the consummation by each of Apache and Newco of the transactions contemplated hereby do not and will not:
(i) contravene or conflict with the articles or by-laws of each of Apache and Newco; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Apache, Newco or any subsidiary of Apache; (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any material agreement, contract, right or obligation of Apache, Newco or any subsidiary of Apache or to a loss of any material benefit to which Apache, Newco or any subsidiary of Apache is entitled, or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Apache, Newco or any subsidiary of Apache or any of their respective assets (including any material license, franchise, permit or other similar authorization held by Apache, Newco or any subsidiary of Apache); or (iv) result in the creation or imposition of any Lien on any material asset of Apache, Newco or any subsidiary of Apache.

               Section 3.05 Capitalization. (a) The authorized capital stock of Apache consists solely of 60,000,000 shares, of which 30,000,000 shares are of Apache Common Stock and 30,000,000 are designed as preferred stock. As of the date hereof, there are 7,466,966 shares issued and outstanding. (b) All outstanding shares of Apache Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as referenced in
Schedule 3.05 there are outstanding (i) no shares of capital stock or other voting securities of Apache, (ii) no securities of Apache convertible into or exchangeable for shares of capital stock or voting securities of Apache and
(iii) no options or other rights to acquire from Apache, and no obligation of Apache to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Apache. The securities described in Section 3.05(a) and Section 3.05(b) are referred to collectively as the " Apache Securities".


                (c) The Shares of Apache Common Stock issued to the MetaContent Holders in the Merger, when issued, will be validly issued, fully paid, and non-assessable.

               Section 3.06 Reports. Apache has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since December 31, 1996 (collectively, the "Company SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, each, as amended, and except as set forth in Section 3.06, and furthermore, Apache will timely file all required reports due on or before the Effective Time. Except as set forth in Schedule 3.06, none of the Company SEC Reports, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports fairly presents the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of Apache and its subsidiaries for the respective fiscal years, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal year end adjustments as permitted by SEC Form 10-Q. Each of the financial statements (including the related notes) included in the Company SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

               Section 3.07 Absence of Certain Changes. Except as set forth in the Company SEC Reports or set forth in a Special Report on Form 8-K filed by the Company, or as set forth in Schedule 3.07, since September 30, 2000 , neither Apache nor any of its subsidiaries has suffered any adverse changes in its business, operations or financial condition which are material to Apache and its subsidiaries taken as a whole (other than changes generally affecting the industries in which Apache operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice and other than in connection with Apache's exploration of alternatives leading to the execution of this Agreement, which matters were required to be set forth in any Company SEC Reports.

               Section 3.08 No Undisclosed Liabilities. Except as and to the extent set forth in the Company SEC Reports or set forth in a Special Report on Form 8-K filed by the Company, or as set forth in Schedule 3.08, neither Apache nor any of its subsidiaries had at September 30, 2000, any liabilities not reflected on a consolidated balance sheet of Apache and its subsidiaries. Except as and to the extent set forth in such Company SEC Reports, Special Report on Form 8-K or such Schedule, since September 30, 2000, neither Apache nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of Apache and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement, which liabilities were required to be set forth in any Company SEC Reports.

               Section 3.09 Litigation. Except as disclosed in the Company SEC Reports or any Special Report on Form 8-K or in Schedule 3.09, there is no action, suit, proceeding, review or, to the knowledge of Apache or Newco, investigation pending or, to the knowledge of Apache or Newco, threatened involving Apache or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a Material Adverse Effect.

               Section 3.10 Compliance with Applicable Law. Apache and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective business (the "Apache Permits"), except for failures to hold such Apache Permits which would not, in the aggregate, have a Material Adverse Effect. Apache and its subsidiaries are in compliance with the terms of the Apache Permits, except where the failure so to comply would not have a Material Adverse Effect. The businesses of Apache and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which or in the aggregate are not likely to have a Material Adverse Effect.

               Section 3.11 Intellectual Property. Except as set forth in
Schedule 3.11, no claim is pending or, to the knowledge of Apache, threatened to the effect that the present or past operations of the Apache or any subsidiary of Apache infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit Apache and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. Except as set forth in Schedule 3.11, no contract, agreement or understanding with any party exists which would impede or prevent the continued use by Apache and its subsidiaries of the entire right, title and interest of Apache and its subsidiaries in and to the Intellectual Property.


                                  ARTICLE IV

                     COVENANTS OF APACHE AND METACONTENT

               Section 4.01 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary or advisable under applicable laws and regulations to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party shall take all such action.

               Section 4.02  MetaContent Shareholder Approval.

               (a) MetaContent shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and by-laws to obtain the unanimous written consent of its stockholders in accordance with the DGCL for the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable.

               (b) The board of directors of MetaContent shall recommend that the stockholders of MetaContent vote to approve the Merger and adopt this Agreement and approve any other matters to be submitted to stockholders in connection therewith.

               Section 4.03 Consents. Each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of any Governmental Entity or any other Person required in connection with the consummation of the transactions contemplated by this Agreement.

               Section 4.04 Public Announcements. Neither Apache nor MetaContent shall issue any press release or make any other public announcement concerning this Agreement, the Merger or the transactions contemplated hereby without the prior consent of the other, except that either party may make such public disclosure that it believes in good faith to be required by law (in which event such party shall notify the other party as early as reasonably possible prior to making such disclosure).

               Section 4.05 Notification of Certain Matters. Apache and MetaContent promptly shall notify the other of: (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely to cause any (x) representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or (y) covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of MetaContent, Apache or Newco to comply with or satisfy any covenant, condition or agreement contained in this Agreement.

               Section 4.06 Access to Information. From the date hereof until the Effective Time, Apache and MetaContent shall: (i) give the other party and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party as the other party reasonably may request, and furnish the other party with such financial and operating data and other information as the other party reasonably may request; and (ii) instruct such parties' employees, counsel and financial advisors to cooperate with the other party in their investigation of the business of such party.

               Section 4.07     Conduct of Business.  Except as set forth on
Schedule 4.07, from the date hereof until the Effective Time,

               (a) each party shall carry on its respective businesses in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact its present business organizations.

               (b) each party shall (i) use its best efforts to preserve its business intact, keep available the services of all of its present officers, employees, agents and representatives, and preserve the goodwill of all suppliers, customers, clients and others having business relations with it or any of its subsidiaries; (ii) maintain its corporate existence and good standing in its state of incorporation; (iii) keep and maintain in good condition, repair and working order all buildings, offices, stores and other structures and all machinery, tools, equipment, fixtures and other property of it and its subsidiaries and observe and conform to all material terms and conditions upon or under which any of their properties is held; and (iv) continue and maintain in full force and effect all insurance now maintained and promptly proceed with the repair, restoration or replacement of any asset or property damaged or destroyed by fire or other casualty after the date hereof, whether insured or uninsured, subject to the rights, if any, of the lessors or mortgagees thereof.

               (c) no party shall, nor shall any party propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities.

               (d) no party shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in the schedules attached hereto, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof, other than the issuance of shares of Apache and MetaContent, as the case may be, upon the exercise of stock options pursuant to stock option plans and set forth on a schedule hereto and upon the exercise or conversion of other options, warrants or rights, in each case outstanding on the date of this Agreement and in accordance with their present terms.

               (e) no party shall amend or propose to amend its charter or bylaws.

               (f) no party shall, nor shall any party permit any of its subsidiaries to, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to such party and its subsidiaries taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

               (g) no party shall, nor shall any party permit any of its subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

               (h) no party shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) of any party and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice.

               (i) no party shall change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles).

               (j) no party shall agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in
Article V not being satisfied.


               Section 4.08 Tax-free Reorganization. Prior to the Effective Time, each party shall use its reasonable best efforts (a) to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, and (b) to not take any action reasonably likely to cause the Merger not to qualify as such reorganization. The parties hereto intend that the Merger shall qualify and be treated as such a reorganization.

                                  ARTICLE V

                           CONDITIONS TO THE MERGER


               Section 5.01 Conditions to the Obligations of Each Party. The respective obligations of the parties to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

               (a) The shareholders of MetaContent shall have approved and adopted this Agreement and the Merger pursuant to the requirements of MetaContent's certificate of incorporation and by-laws and the DGCL; and

               (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered after the parties have used their reasonable best efforts to prevent such entry. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

               Section 5.02 Conditions Precedent to the Obligations of Apache and Newco. The obligations of Apache and Newco to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following further conditions:

               (a) Each of the representations and warranties of MetaContent contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose. Apache shall have received a certificate to such effect by an executive officer of MetaContent;

               (b) MetaContent shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date, it being understood that any materiality qualifications contained in such provisions shall be disregarded for this purpose. Apache shall have received a certificate to such effect of an executive officer of MetaContent; and

               (c) All consents, waivers, approvals and authorizations required to be obtained from any Governmental Entity prior to the consummation of the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent, waiver, approval or authorization would not have a Material Adverse Effect;

               Section 5.03 Conditions Precedent to the Obligations of MetaContent. The obligation of MetaContent to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following further conditions:

               (a) Each of the representations and warranties of Apache and Newco contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose. MetaContent shall have received a certificate to such effect of an executive officer of Apache;

               (b) Each of Apache and Newco shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date, it being understood that any materiality qualifications contained in such provisions shall be disregarded for this purpose. MetaContent shall have received a certificate to such effect of an executive officer of Apache; and

               (c) All consents, waivers, approvals and authorizations required to be obtained from any Governmental Entity prior to the consummation of the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent, waiver, approval or authorization would not have a Material Adverse Effect.




                                  ARTICLE VI

                                 TERMINATION

               Section 6.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of MetaContent:

               (a)    by mutual written agreement of MetaContent and Apache;

               (b) by either MetaContent or Apache, if the Merger has not been consummated by March 31, 2001; provided that the right to terminate this Agreement pursuant to this Section 6.01(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

               (c) by either MetaContent or Apache, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the parties from consummating the

Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

               (d) by Apache, upon a material breach of any representation, warranty, covenant or agreement of MetaContent, or if any representation or warranty of MetaContent shall become untrue in any material respect;

               (e) by MetaContent, upon a material breach of any representation, warranty, covenant or agreement of Apache or Newco, or if any representation or warranty of Apache or Newco shall become untrue; and

               (f)    by Apache, if the shareholder approval referred to in
Section 5.01(a) hereof has not been obtained within five days after MetaContent's execution and delivery of this Agreement.

               The party desiring to terminate this Agreement pursuant to this
Section 6.01 shall give notice of such termination to the other parties.

               Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01, this Agreement will become void and of no effect with no liability on the part of any party hereto or its respective directors, officers or shareholders, except that the agreements contained in
Section 6.03 shall survive the termination hereof, and except further that nothing herein shall relieve any party from liability for any breach of this Agreement.

               Section 6.03 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.


                                 ARTICLE VII

                                MISCELLANEOUS

               Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

                      If to Apache or Newco, to:

                      Apache Medical Systems, Inc.
                      1650 Tysons Boulevard
                      McLean, Virginia  22102
                      Attention:   Karen Miller
                      facsimile:  (703) 847-1401

                      with a copy to:


                      Shaw Pittman
                      2300 N Street, N.W.
                      Washington, D.C. 20037
                      Attention:   David C. Main, Esq.
                      facsimile:  (202) 663-8007

                      If to MetaContent, to:

                      MetaContent, Inc.
                      7339 East Byers Ave.
                      Denver, Colorado  80230
                      Attention:   Timothy McNamara
                      facsimile:  (212) 328-6101

                      with a copy to:

                      Dreier & Baritz LLP
                      499 Park Avenue
                      New York, New York 10022
                      Attention:   Valerie A. Price, Esq.
                      facsimile: (212) 328-6101

or such other address or facsimile number as such party may specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication shall be effective: (i) if delivered in person, when such delivery is made at the address specified in this Section 7.01; (ii) if delivered by overnight courier, upon receipt; or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7.01 and the appropriate confirmation is received.

               Section 7.02 Survival of Representations, Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive beyond the Effective Time. This Section 7.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance or application after the Effective Time, including, but not limited to, the covenants contained in Section 6.03.

               Section 7.03 Amendment. This Agreement may be amended at any time before or after any approval of this Agreement by the shareholders of MetaContent. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

               Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

               Section 7.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties.

               Section 7.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York applicable to agreements entered into and to be performed wholly within such State, except that the DGCL shall apply to the Merger.

               Section 7.07 Neutrality of Interpretation. This Agreement shall be interpreted without regard to the party or parties hereto which are responsible for the development and construction of the language and contents hereof.

               Section 7.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by all of the other parties.

               Section 7.09 Entire Agreement. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party.

               Section 7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               Section 7.11 Severability. In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

               Section 7.12  Additional Definitions.

               (a) When used in this Agreement, the following terms have the following meanings:

               "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

               "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are authorized or obligated to be closed.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Dollars" or "$" means United States dollars, unless otherwise specified.

               "GAAP" means generally accepted accounting principles consistently applied in effect in the United States of America as of the date of the applicable determination.

               "Governmental Entity" means any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

               "knowledge" means, unless otherwise specified or qualified, any fact or matter which is known by any officer or director of MetaContent, or should have been known by such person after due inquiry.

               "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               "Material Adverse Effect" means any change or event that individually or when taken together with all other changes and events, is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations or condition (financial or otherwise) or prospects of MetaContent other than any such effect arising out of or resulting from the transactions contemplated by this Agreement or general economic, financial, or market conditions. Without limitation, a Material Adverse Effect shall be conclusively deemed to exist if there occurs any event which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $50,000.

               "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

               "SEC" means the Securities and Exchange Commission.

               "Subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its respective authorized officer as of the day and year first above written.


                                          APACHE MEDICAL SYSTEMS, INC.


                                          By: /s/ KAREN MILLER
                                             ------------------------------
                                               Name:    Karen Miller
                                               Title:   Vice President and Chief
                                                        Financial Officer


                                          APACHE METACONTENT
                                          ACQUISITION, INC.


                                          By: /s/ GERALD E. BISBEE, JR
                                             ------------------------------
                                               Name:    Gerald E. Bisbee, Jr.
                                               Title:   President and Chief
                                                        Executive Officer


                                          METACONTENT, INC.


                                          By: /s/ TIMOTHY MCNAMARA
                                             ------------------------------
                                               Name:    Timothy McNamara
                                               Title:   Vice President